Exhibit 21.1

EXHIBIT 21.1

SUBSIDIARIES OF GLOBAL ENTERTAINMENT CORPORATION

Subsidiary	Jurisdiction and Form of Organization
Global Entertainment Acquisition Corp.	Delaware Corporation
Global Entertainment Marketing Systems	Nevada Corporation
International Coliseums Company, Inc.	Nevada Corporation
Western Professional Hockey League Inc.	Texas Corporation